As filed with the Securities and Exchange Commission on July 8, 2011
Registration No. 333-57294

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0526032 (I.R.S. Employer Identification No.)
10111 Richmond Avenue, Suite 340
Houston, Texas 77042
(Address of principal executive offices)
GULFMARK OFFSHORE, INC.
1997 INCENTIVE EQUITY PLAN
(Full title of the plan)
Richard M. Safier
Vice President-General Counsel
GulfMark Offshore, Inc.
10111 Richmond Avenue, Ste 340
Houston, Texas 77042
(713) 963-9522
(Name, address and telephone number of agent for service)
Copies to:
W. Garney Griggs, Esq.
Strasburger & Price, LLP
1401 McKinney St., Ste 2200
Houston, Texas 77010
(713) 951-5600

Explanatory Note
     A Registration Statement on Form S-8, Registration No. 333-57294, was filed by GulfMark Offshore, Inc. (the “Company”) on March 20, 2001 (the “Initial Registration Statement”), as previously amended by a Post-Effective Amendment No. 1 filed May 25, 2007, and a Post-Effective Amendment No. 2 filed February 24, 2010 (collectively with the Initial Registration Statement, the “First Registration Statement”). The First Registration Statement covers shares of GulfMark Offshore, Inc. Class A Common Stock, $.01 par value per share (“Common Stock”), to be offered, awarded or sold under the GulfMark Offshore, Inc. 1997 Incentive Equity Plan (the “1997 Plan”). On May 18, 2007, the stockholders of the Company approved an increase of the number of shares of Common Stock reserved for issuance under the 1997 Plan to an aggregate total of 2,000,000 shares, subject to adjustment. A second Registration Statement on Form S-8, Registration No. 333-144183, was filed by the Company on June 29, 2007 (the “Increase Registration Statement”), as previously amended by a Post-Effective Amendment No. 1 filed February 24, 2010 (collectively with the Increase Registration Statement, the “Second Registration Statement”) to register the additional shares.
     Of the 2,000,000 shares of Common Stock reserved for issuance under the 1997 Plan and covered by the First Registration Statement and the Second Registration Statement, as of July 8, 2011, 1,390,691 shares have previously been issued or are subject to outstanding awards under the 1997 Plan.
     On April 23, 2010, the Board of Directors of the Company adopted the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan (as amended, the “2010 Plan”), subject to approval by the stockholders of the Company, which approval was obtained on June 8, 2010. As a result of the adoption of the 2010 Plan, the Company has not made any future grants of awards under the 1997 Plan.
     Accordingly, the Company hereby removes from registration all of the shares of Common Stock registered under the First Registration Statement that remain unissued and are not subject to outstanding awards under the 1997 Plan as of July 8, 2011. This Post-Effective Amendment No. 3 to the First Registration Statement does not affect the shares of the Registrant’s Common Stock that are subject to outstanding awards under the 1997 Plan, and all such shares shall continue to be covered by, and subject to, the First Registration Statement. A separate post-effective amendment is being filed with respect to the Second Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, GulfMark Offshore, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 8, 2011.

GULFMARK OFFSHORE, INC.
By:	/s/ Quintin V. Kneen
Quintin V. Kneen
Executive Vice President (Principal Financial Officer)